Exhibit 99.1
Meridian Corporation Reports Fourth Quarter and Year End 2022 Results and Announces an Increase in the Quarterly Dividend to $0.25 per Common Share.
MALVERN, PA., January 30, 2023 — Meridian Corporation (Nasdaq: MRBK) today reported:
•Net income of $21.8 million and diluted earnings per share of $3.58 for the year ended December 31, 2022, and net income of $4.6 million and diluted earnings per share of $0.77 for the fourth quarter ended December 31, 2022.
•Return on average assets and return on average equity for the year ended December 31, 2022 were 1.18% and 13.87%, respectively; while the return on average assets and return on average equity for the fourth quarter of 2022 were 0.92% and 11.91%, respectively.
•Net interest margin was 3.98% for the year ended December 31, 2022 and 3.93% for the fourth quarter of 2022.
•Total assets at December 31, 2022 were $2.1 billion, compared to $1.9 billion at September 30, 2022 and $1.7 billion at December 31, 2021.
•Fourth quarter commercial loan growth, excluding Paycheck Protection Program ("PPP") loans, was $61.3 million, or 17.6% annualized; residential and home equity loans increased by $70.1 million.
•Fourth quarter deposit growth was $38.9 million with an $11.6 million increase in non-interest bearing deposits.
•Non-interest income of $41.7 million for the year ended December 31, 2022, and $8.0 million in the fourth quarter of 2022.
•Non-interest expenses of $81.4 million for the year ended December 31, 2022, and $20.0 million in the fourth quarter of 2022.
•The Company repurchased 123,441 shares of its common stock at an average price of $30.82 per share during the fourth quarter.
•On January 26, 2023, the Board of Directors declared a quarterly cash dividend of $0.25 per common share, payable February 21, 2023 to shareholders of record as of February 14, 2023.

Christopher J. Annas, Chairman and CEO commented “Meridian’s fourth quarter revenue of $35.8 million generated earnings of $4.6 million, or $0.77 per diluted share. The bank fundamentals were very strong, with net interest margin of 3.93% and quarterly loan growth of 8%. Loan demand has been consistent within our customer base, and we also won a number of relationships from competitors. Reduced income from our ancillary businesses, mortgage (down 46%) and SBA (down 47%) hurt bottom line results."

"On an annual basis, we fared well in a tumultuous year. Loans grew 26%, led by commercial real estate and commercial/industrial. We also generated adjustable rate mortgages for the portfolio, in shorter maturity buckets. I’m very pleased with a 3.98% net interest margin for the year. The change from a flush deposit environment to rapid rate increases and deposit outflows has been a challenge. Credit quality is good, and we experienced some non-performing loan payoffs. Our branch lite and customer self-service model helps control expenses."

"Our mortgage segment experienced a 67% decline in revenue year-over-year, resulting from the rate increases and a lack of homes for sale. The low inventory has plagued the business for the last two years and is only now showing signs of subsiding. We made dramatic cuts in expense throughout the year but still ended with a $2.6 million pretax loss, our first negative year. We are monitoring applications daily and are ready to cut further if sales don’t improve."

"The SBA business was impacted by rates, as gain on sale margins reduced and transactions slowed. We have added some new lenders and expect economic conditions to be ripe for more opportunities."

Mr. Annas added, "The Meridian team managed through a difficult year with the historic rate rise and other economic factors. Ironically, this year helped to illuminate the basic loan/deposit bank operations that are the engine of MRBK. Recognizing this, we will continue to grow organically, while seeking revenue diversification to make Meridian resilient against varied economic conditions."

Select Condensed Financial Information

	As of or for the quarter ended (Unaudited)
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(Dollars in thousands, except per share data)
Income:
Net income	$4,557	$5,798	$5,938	$5,535	$7,719
Basic earnings per common share	0.80	0.99	0.99	0.92	1.29
Diluted earnings per common share	0.77	0.96	0.96	0.88	1.24
Net interest income	18,518	18,026	17,551	16,035	16,322

Balance Sheet:
Total assets	$2,062,228	$1,921,924	$1,853,019	$1,831,589	$1,713,443
Loans, net of fees and costs	1,743,682	1,610,349	1,518,893	1,431,906	1,386,457
Total deposits	1,712,479	1,673,553	1,568,014	1,564,851	1,446,413
Non-interest bearing deposits	301,727	290,169	291,925	291,379	274,528
Stockholders' equity	153,280	151,161	156,087	157,684	165,360

Balance Sheet (Average Balances):
Total assets	$1,962,915	$1,868,194	$1,811,335	$1,752,643	$1,755,263
Total interest earning assets	1,877,967	1,791,255	1,736,547	1,680,070	1,696,473
Loans, net of fees and costs	1,674,215	1,565,861	1,484,696	1,415,831	1,383,511
Total deposits	1,698,597	1,597,648	1,567,325	1,504,241	1,409,534
Non-interest bearing deposits	312,297	295,975	296,521	281,123	287,801
Stockholders' equity	151,791	157,614	158,420	161,939	159,921

Performance Ratios (Annualized):
Return on average assets	0.92%	1.23%	1.31%	1.28%	1.74%
Return on average equity	11.91%	14.59%	15.03%	13.86%	19.15%
Income Statement - Fourth Quarter 2022 Compared to Third Quarter 2022
Net income was $4.6 million, down $1.2 million from $5.8 million for the third quarter. Net interest income increased $486 thousand, or 2.7%, on a tax equivalent basis driven by continued strong loan portfolio growth. Offsetting the increase in net interest income, non-interest income decreased $2.2 million or 21.8%, while non-interest expense decreased $214 thousand, or 1.1%. Detailed explanations of the major categories of income and expense follow below.
Net Interest income
The rate/volume analysis table below analyzes dollar changes in the components of interest income and interest expense as they relate to the change in balances (volume) and the change in interest rates (rate) of tax-equivalent net interest income for the periods indicated and allocated by rate and volume. Changes in interest income and/or expense attributable to both volume and rate have been allocated proportionately based on the relationship of the absolute dollar amount of the change in each category.

	Quarter Ended
(dollars in thousands)	December 31, 2022	September 30, 2022	$ Change	% Change	Change due to rate	Change due to volume
Interest income:
Due from banks	$126	$92	$34	37.0%	$49	$(15)
Federal funds sold	3	1	2	200.0%	1	1
Investment securities - taxable (1)	821	648	173	26.7%	172	1
Investment securities - tax exempt (1)	449	451	(2)	(0.4)%	9	(11)
Loans held for sale	292	479	(187)	(39.0)%	71	(258)
Loans held for investment (1)	26,150	21,371	4,779	22.4%	3,231	1,548
Total loans	26,442	21,850	4,592	21.0%	3,302	1,290
Total interest income	27,841	23,042	4,799	20.8%	3,533	1,266
Interest expense:
Interest-bearing demand deposits	$1,388	$798	$590	73.9%	$589	$1
Money market and savings deposits	3,851	2,075	1,776	85.6%	1,813	(37)
Time deposits	2,976	1,202	1,774	147.6%	1,385	389
Total deposits	8,215	4,075	4,140	101.6%	3,787	353

Borrowings	439	266	173	65.0%	206	(33)
Subordinated debentures	591	591	—	—%	—	—
Total interest expense	9,245	4,932	4,313	87.4%	3,993	320
Net interest income differential	$18,596	$18,110	$486	2.68%	$(460)	$946
(1) Reflected on a tax-equivalent basis.
Interest income increased $4.8 million on a tax equivalent basis, quarter over quarter, due to a higher yield on earning assets, which went up 78 basis points, in addition to a higher level of average earning assets, which increased by $86.7 million. Included in interest income was approximately $280 thousand of one-time fees and interest recapture. The yield on total loans increased 78 basis points and the yield on cash and investments increased 50 basis points in total, reflecting the impact in rates caused by the Federal Reserve’s monetary policy. Over $718 million in loans repriced during the quarter with an average increase of 129 basis points. Average total loans, excluding PPP loans and residential loans for sale, increased $113.9 million, most notably in commercial real estate and construction, commercial loans and leases and small business loans, which increased $47.9 million on average, combined. Home equity loans and residential real estate loans held in portfolio increased $44.8 million on average, combined. Residential loans for sale and PPP loans decreased $18.1 million, and $5.6 million on average, respectively.

Interest expense increased $4.3 million, quarter over quarter, due primarily to market interest rate rises, as well as an increase of $84.6 million in average deposits. Interest expense on deposits increased $4.1 million with the cost of interest-bearing deposits increasing 111 basis points to 2.35%. Total cost of deposits increased 91 basis points reflecting an increase of $16.3 million in average non-interest bearing deposits. Interest expense on borrowings increased $173 thousand as total average short-term borrowings decreased $4.7 million and the cost increased 221 basis points.

Net interest margin decreased 8 basis points to 3.93% for the fourth quarter from 4.01% for third the quarter, as retail deposits experienced pent-up repricing and wholesale funding repriced quicker than loans at the tail end of the quarter. Excluding the impact from PPP, net interest margin decreased 7 basis points to 3.92% from 3.99%. A reconciliation of this non-GAAP measure is included in the Appendix.
Provision for loans losses
The provision for loan losses increased $220 thousand to $746 thousand for the fourth quarter. The fourth quarter provision was the result of new loan growth as well as covering $933 thousand in charge-offs on small ticket equipment leases, partially offset by improvements in certain qualitative factors and decreases in specific reserves due to payoffs on non-performing loans and other underlying credit quality improvements.
Non-interest income
The following table presents the components of non-interest income for the periods indicated:

	Quarter Ended
(Dollars in thousands)	December 31, 2022	September 30, 2022	$ Change	% Change
Mortgage banking income	$3,958	$7,329	$(3,371)	(46.0)%
Wealth management income	1,061	1,114	(53)	(4.8)%
SBA loan income	522	989	(467)	(47.2)%
Earnings on investment in life insurance	140	138	2	1.4%
Net change in the fair value of derivative instruments	10	127	(117)	(92.1)%
Net change in the fair value of loans held-for-sale	249	(237)	486	(205.1)%
Net change in the fair value of loans held-for-investment	91	(886)	977	(110.3)%
Net gain on hedging activity	498	399	99	24.8%
Service charges	35	32	3	9.4%
Other	1,432	1,219	213	17.5%
Total non-interest income	$7,996	$10,224	$(2,228)	(21.8)%
Total non-interest income decreased $2.2 million, or 21.8%, quarter over quarter due primarily to impact from the rising rate environment. Mortgage banking income was negatively impacted by rising rates, higher home values and record low home inventory which resulted in a decline in loan originations of $70.6 million over the prior quarter. Gain on sale margins remained flat at 267 basis points, as mortgage banking income decreased $3.4 million. The fair value of loans held for sale, derivatives instruments and net gain on hedging activity increased $468 thousand in total, helping offset the decline in mortgage banking income.

SBA loan income decreased $467 thousand, or 47.2%, over the prior quarter as a lower volume of SBA loans were sold into the secondary market in the fourth quarter. $17.2 million of loans were sold in the quarter-ending December 31, 2022 compared to $20.8 million in loans sold in the quarter-ending September 30, 2022. The upward movement in interest rates had a negative impact on gross margins on the SBA loan sales, which declined 8 basis points to 5.0%, while also contributing to the decline in income was increased amortization and impairment of $128 thousand on SBA servicing assets.

Wealth management income decreased $53 thousand, or 4.8%, for the quarter-ended December 31, 2022 over the prior quarter due to the effect of market conditions on assets under management. Other non-interest income increased $213 thousand, or 17.5%, over the prior quarter due largely to an increase in swap fee income and FHLB stock dividend income.

Non-interest expense
The following table presents the components of non-interest expense for the periods indicated:

	Quarter Ended
(Dollars in thousands)	December 31, 2022	September 30, 2022	$ Change	% Change
Salaries and employee benefits	$12,794	$13,360	$(566)	(4.2)%
Occupancy and equipment	1,218	1,191	27	2.3%
Professional fees	976	899	77	8.6%
Advertising and promotion	996	1,165	(169)	(14.5)%
Data processing	677	574	103	17.9%
Information technology	836	868	(32)	(3.7)%
Pennsylvania bank shares tax	181	202	(21)	(10.4)%
Other	2,369	2,002	367	18.3%
Total non-interest expense	$20,047	$20,261	$(214)	(1.1)%
Salaries and employee benefits decreased $566 thousand overall, with an increase of $1.3 million for bank and wealth segments combined, and a decrease of $1.9 million for mortgage segment salaries and employee benefits. The bank and wealth segments salaries and employee benefits were greater due to new hires, as well as increased incentive compensation and stock based compensation quarter-over-quarter. The mortgage segment salary and benefits decreased due to lower levels of variable compensation as well as a general reduction in mortgage segment workforce.

Professional fees increased $77 thousand over the prior quarter due to legal expense incurred related to dealing with non-performing loans and the increase in other real estate owned, discussed below. Advertising and promotion expense decreased $169 thousand from the prior quarter as promotional costs were down in the fourth quarter due to seasonality, while there was also a decline in advertising expense from the mortgage segment. Data processing expense increased $103 thousand over the prior quarter due to an increase in deposit processing fees. Other non-interest expense increased $367 thousand over the prior quarter due to $161 thousand in expenses related to the other real estate owned property recorded in the fourth quarter, combined with an increase in year-end business development costs.

Balance Sheet - December 31, 2022 Compared to September 30, 2022
As of December 31, 2022, total assets increased $140.3 million, or 7.3%, to $2.1 billion from $1.9 billion at September 30, 2022. This growth in assets was due to loan portfolio growth partially funded by an increase in deposits and borrowings.
Portfolio loan growth, excluding PPP loans, was $135.5 million, or 8.5% quarter-over-quarter. Construction loans increased $27.5 million, or 11.3%, residential real estate loans held in portfolio increased $68.3 million, or 44.5%, and lease financings increased $9.4, or 7.3% from September 30, 2022. Partially offsetting the growth in portfolio loans were decreases of $4.1 million, or 46.9%, in PPP loan balances as they continue to be forgiven by the SBA.
Total deposits increased $38.9 million, or 2.3%, quarter over quarter, due to an increase of $11.6 million in non-interest bearing deposits and a $27.4 million increase in interest-bearing deposits.
Consolidated stockholders’ equity of the Corporation increased as a result of net income of $4.6 million for the quarter, as well as improvement $1.5 million in other comprehensive loss, partially offset by dividends paid of $1.1 million, treasury stock purchases of $3.8 million. Based on capital ratio levels at December 31, 2022, we remain above the Community Bank Leverage Ratio requirement of 9%.

The following table presents capital ratios at the dates indicated:

	December 31, 2022	September 30, 2022
Stockholders' equity to total assets	7.43%	7.87%
Tangible common equity to tangible assets (1)	7.25%	7.67%
Tier 1 leverage ratio - Corporation	8.13%	8.54%
Common tier 1 risk-based capital ratio - Corporation	8.77%	9.28%
Tier 1 risk-based capital ratio - Corporation	8.77%	9.28%
Total risk-based capital ratio - Corporation	12.05%	12.80%
(1) See Non-GAAP reconciliation in the Appendix

Asset Quality Summary
Meridian's strong credit culture remains focused on asset quality, while working with customers to navigate current economic challenges. As a result of continuing work-out process, several non-performing assets moved forward with positive changes in underlying credit position. Three non-performing loans paid down, paid off or moved to OREO during the period. The ratio of non-performing loans to total loans decreased to 1.20% as of December 31, 2022, from 1.40% at September 30, 2022. Non-performing assets to total assets declined to 1.11% as of December 31, 2022 from 1.20% as of September 30, 2022. There was $1.7 million in other real estate owned included in non-performing assets as of December 31, 2022, as the result of taking possession of a well collateralized residential real estate property in the quarter. There was no other real estate owned as of September 30, 2022. Total non-performing loans were $21.2 million as of December 31, 2022, down $1.8 million from $23.1 million as September 30, 2022 due to $3.2 million principal payment on a non-performing loan relationship, payoff of $2.7 million on another non-performing loan, both partially offset by an increase of $3.1 million in SBA loans considered non-performing.
Meridian realized net charge-offs of 0.05% of total average loans for the quarter ended December 31, 2022, up from the quarter ended September 30, 2022 level of 0.02%. Net charge-offs for the quarter ended December 31, 2022 were $891 thousand, comprised of $936 thousand in charge-offs, with $45 thousand in recoveries for the quarter. Nearly all of the charge-offs for the quarter ended December 31, 2022 were from small ticket equipment leases. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value and PPP loans (a non-GAAP measure, see reconciliation in the Appendix), was 1.09% as of December 31, 2022 compared to 1.20% as of September 30, 2022. As of December 31, 2022 there were specific reserves of $2.2 million against non-performing loans, down from $2.6 million as of September 30, 2022 due to improvement in the underlying credit quality for certain loans.

About Meridian Corporation
Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland. Through more than 20 offices, including banking branches and mortgage locations, Meridian offers a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, the impact of the COVID-19 pandemic and government responses thereto; on the U.S. economy, including the markets in which we operate; actions that we and our customers take in response to these factors and the effects such actions have on our operations, products, services and customer relationships; and the risk that the Small Business Administration may not fund some or all Paycheck Protection Program (PPP) loan guaranties; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and the effects of inflation, a potential recession, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

MERIDIAN CORPORATION AND SUBSIDIARIES
FINANCIAL RATIOS (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Quarter Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Earnings and Per Share Data:
Net income	$4,557	$5,798	$5,938	$5,535	$7,719
Basic earnings per common share	$0.80	$0.99	$0.99	$0.92	$1.29
Diluted earnings per common share	$0.77	$0.96	$0.96	$0.88	$1.24
Common shares outstanding	5,733	5,844	6,037	6,129	6,108

Performance Ratios:
Return on average assets	0.92%	1.23%	1.31%	1.28%	1.74%
Return on average equity	11.91	14.59	15.03	13.86	19.15
Net interest margin (tax-equivalent)	3.93	4.01	4.07	3.89	3.83
Net interest margin (tax-equivalent, excluding PPP loans and borrowings) (1)	3.92	3.99	3.95	3.82	3.76
Yield on earning assets (tax-equivalent)	5.88	5.10	4.65	4.35	4.28
Yield on earning assets (tax-equivalent, excluding PPP loans) (1)	5.88	5.09	4.54	4.31	4.23
Cost of funds	2.07	1.17	0.61	0.50	0.49
Efficiency ratio	75.61%	71.72%	70.49%	73.56%	71.05%

Asset Quality Ratios:
Net charge-offs (recoveries) to average loans	0.05%	0.02%	0.03%	0.04%	0.00%
Non-performing loans to total loans	1.20	1.40	1.46	1.51	1.57
Non-performing assets to total assets	1.11	1.20	1.24	1.25	1.34
Allowance for loan losses to:
Total loans held for investment	1.08	1.18	1.24	1.31	1.35
Total loans held for investment (excluding loans at fair value and PPP loans) (1)	1.09	1.20	1.27	1.38	1.46
Non-performing loans	88.66%	82.20%	81.82%	82.48%	81.60%

Capital Ratios:
Book value per common share	$26.74	$25.86	$25.85	$25.73	$27.07
Tangible book value per common share	$26.03	$25.16	$25.16	$25.04	$26.37
Total equity/Total assets	7.43%	7.87%	8.42%	8.61%	9.65%
Tangible common equity/Tangible assets - Corporation (1)	7.25	7.67	8.22	8.40	9.42
Tangible common equity/Tangible assets - Bank (1)	8.80	9.61	10.17	10.40	11.54
Tier 1 leverage ratio - Corporation	8.13	8.54	8.87	9.10	9.39
Tier 1 leverage ratio - Bank	9.95	10.52	10.86	11.20	11.51
Common tier 1 risk-based capital ratio - Corporation	8.77	9.28	9.79	10.09	10.83
Common tier 1 risk-based capital ratio - Bank	10.73	11.44	11.98	12.41	13.27
Tier 1 risk-based capital ratio - Corporation	8.77	9.28	9.79	10.09	10.83
Tier 1 risk-based capital ratio - Bank	10.73	11.44	11.98	12.41	13.27
Total risk-based capital ratio - Corporation	12.05	12.80	13.50	13.91	14.81
Total risk-based capital ratio - Bank	11.87%	12.70%	13.33%	13.76%	14.63%
(1) See Non-GAAP reconciliation in the Appendix

MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Three Months Ended			Year Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest income:
Loans and other finance receivables, including fees	$26,440	$21,848	$17,535	$84,627	$68,822
Securities - taxable	821	648	387	2,420	1,463
Securities - tax-exempt	373	369	303	1,388	1,189
Cash and cash equivalents	129	93	23	286	48
Total interest income	27,763	22,958	18,248	88,721	71,522
Interest expense:
Deposits	8,215	4,075	1,233	15,397	5,494
Borrowings	1,030	857	693	3,196	2,917
Total interest expense	9,245	4,932	1,926	18,593	8,411
Net interest income	18,518	18,026	16,322	70,128	63,111
Provision for loan losses	746	526	(222)	2,488	1,070
Net interest income after provision for loan losses	17,772	17,500	16,544	67,640	62,041
Non-interest income:
Mortgage banking income	3,958	7,329	13,639	25,325	75,932
Wealth management income	1,061	1,114	1,270	4,733	4,801
SBA loan income	522	989	1,475	4,467	6,898
Earnings on investment in life insurance	140	138	141	553	365
Net change in the fair value of derivative instruments	10	127	(907)	(703)	(4,338)
Net change in the fair value of loans held-for-sale	249	(237)	(147)	(844)	(3,311)
Net change in the fair value of loans held-for-investment	91	(886)	(165)	(2,408)	(189)
Net gain on hedging activity	498	399	563	5,439	2,961
Net gain on sale of investment securities available-for-sale	—	—	73	—	435
Service charges	35	32	29	125	129
Other	1,432	1,219	1,115	5,037	4,305
Total non-interest income	7,996	10,224	17,086	41,724	87,988
Non-interest expense:
Salaries and employee benefits	12,794	13,360	17,042	54,378	78,866
Occupancy and equipment	1,218	1,191	1,085	4,837	4,545
Professional fees	976	899	929	3,635	3,558
Advertising and promotion	996	1,165	919	4,336	3,714
Data processing	677	574	484	2,310	2,150
Information technology	836	868	867	3,142	2,232
Pennsylvania bank shares tax	181	202	131	793	609
Other	2,369	2,002	2,280	8,014	8,053
Total non-interest expense	20,047	20,261	23,737	81,445	103,727
Income before income taxes	5,721	7,463	9,893	27,919	46,302
Income tax expense	1,164	1,665	2,174	6,091	10,717
Net income	$4,557	$5,798	$7,719	$21,828	$35,585

Basic earnings per common share	$0.80	$0.99	$1.29	$3.70	$5.91
Diluted earnings per common share	$0.77	$0.96	$1.24	$3.58	$5.73

Basic weighted average shares outstanding	5,695	5,868	5,978	5,896	6,019
Diluted weighted average shares outstanding	5,898	6,059	6,210	6,102	6,206

MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Assets:
Cash and due from banks	$11,299	$12,114	$8,280	$11,155	$3,966
Interest-bearing deposits at other banks	27,092	20,774	28,813	44,867	19,514
Federal funds sold	—	—	—	12,866	—
Cash and cash equivalents	38,391	32,888	37,093	68,888	23,480
Securities available-for-sale, at fair value	135,346	127,999	129,288	130,653	159,302
Securities held-to-maturity, at amortized cost	37,479	37,922	37,111	34,977	6,372
Equity investments	2,086	2,092	2,153	2,240	2,354
Mortgage loans held for sale, at fair value	22,243	33,800	58,938	81,258	80,882
Loans, net of fees and costs	1,743,682	1,610,349	1,518,893	1,431,906	1,386,457
Allowance for loan and lease losses	(18,828)	(18,974)	(18,805)	(18,826)	(18,758)
Loans, net of the allowance for loan and lease losses	1,724,854	1,591,375	1,500,088	1,413,080	1,367,699
Restricted investment in bank stock	6,931	5,217	4,719	4,330	5,117
Bank premises and equipment, net	13,349	12,835	12,185	11,883	11,806
Bank owned life insurance	28,055	22,916	22,778	22,641	22,503
Accrued interest receivable	7,363	6,008	5,108	4,848	5,009
Other real estate owned	1,703	—	—	—	—
Deferred income taxes	3,936	5,722	4,467	3,190	1,413
Servicing assets	12,346	12,807	12,860	13,396	12,765
Goodwill	899	899	899	899	899
Intangible assets	3,175	3,226	3,277	3,328	3,379
Other assets	24,072	26,218	22,055	35,978	10,463
Total assets	$2,062,228	$1,921,924	$1,853,019	$1,831,589	$1,713,443

Liabilities:
Deposits:
Non-interest bearing	$301,727	$290,169	$291,925	$291,379	$274,528
Interest bearing
Interest checking	219,838	236,562	205,298	252,298	268,248
Money market and savings deposits	697,564	709,127	728,886	688,117	697,628
Time deposits	493,350	437,695	341,905	333,057	206,009
Total interest-bearing deposits	1,410,752	1,383,384	1,276,089	1,273,472	1,171,885
Total deposits	1,712,479	1,673,553	1,568,014	1,564,851	1,446,413
Short-term borrowings	122,082	23,458	59,136	36,136	41,344
Subordinated debentures	40,346	40,597	40,567	40,538	40,508
Accrued interest payable	2,389	1,154	146	575	31
Other liabilities	31,652	32,001	29,069	31,805	19,787
Total liabilities	1,908,948	1,770,763	1,696,932	1,673,905	1,548,083

Stockholders’ equity:
Common stock	6,578	6,566	6,561	6,556	6,535
Surplus	85,650	84,848	84,359	84,177	83,663
Treasury stock	(21,821)	(18,033)	(11,896)	(8,860)	(8,860)
Unearned common stock held by employee stock ownership plan	(1,403)	(1,602)	(1,602)	(1,602)	(1,602)
Retained earnings	95,815	92,405	87,815	83,104	84,916
Accumulated other comprehensive (loss) income	(11,539)	(13,023)	(9,150)	(5,691)	708
Total stockholders’ equity	153,280	151,161	156,087	157,684	165,360
Total liabilities and stockholders’ equity	$2,062,228	$1,921,924	$1,853,019	$1,831,589	$1,713,443

MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND SEGMENT INFORMATION (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Interest income	$27,763	$22,958	$20,037	$17,964	$18,248
Interest expense	9,245	4,932	2,486	1,929	1,926
Net interest income	18,518	18,026	17,551	16,035	16,322
Provision (credit) for loan losses	746	526	602	615	(222)
Non-interest income	7,996	10,224	10,403	13,102	17,086
Non-interest expense	20,047	20,261	19,706	21,433	23,737
Income before income tax expense	5,721	7,463	7,646	7,089	9,893
Income tax expense	1,164	1,665	1,708	1,554	2,174
Net Income	$4,557	$5,798	$5,938	$5,535	$7,719

Basic weighted average shares outstanding	5,695	5,868	5,999	6,023	5,978
Basic earnings per common share	$0.80	$0.99	$0.99	$0.92	$1.29

Diluted weighted average shares outstanding	5,898	6,059	6,199	6,262	6,210
Diluted earnings per common share	$0.77	$0.96	$0.96	$0.88	$1.24

	Segment Information
	Three Months Ended December 31, 2022				Three Months Ended December 31, 2021
(dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$18,376	$68	$74	$18,518	$15,931	$25	$366	$16,322
Provision for loan losses	746	—	—	746	(222)	—	—	(222)
Net interest income after provision	17,630	68	74	17,772	16,153	25	366	16,544
Non-interest income	1,291	1,061	5,644	7,996	2,305	1,270	13,511	17,086
Non-interest expense	12,939	918	6,190	20,047	11,407	1,009	11,321	23,737
Income (loss) before income taxes	$5,982	$211	$(472)	$5,721	$7,051	$286	$2,556	$9,893
Efficiency ratio	65.79%	81.31%	108.25%	75.61%	62.55%	77.92%	81.58%	71.05%

	Year Months Ended December 31, 2022				Year Months Ended December 31, 2021
(dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$68,570	$697	$861	$70,128	$61,032	$15	$2,064	$63,111
Provision for loan losses	2,488	—	—	2,488	1,070	—	—	1,070
Net interest income after provision	66,082	697	861	67,640	59,962	15	2,064	62,041
Non-interest income	7,556	4,732	29,436	41,724	10,779	4,802	72,407	87,988
Non-interest expense	45,123	3,399	32,923	81,445	40,392	3,496	59,839	103,727
Income (loss) before income taxes	$28,515	$2,030	$(2,626)	$27,919	$30,349	$1,321	$14,632	$46,302
Efficiency ratio	59.27%	62.61%	108.67%	72.81%	56.25%	72.58%	80.35%	68.65%

MERIDIAN CORPORATION AND SUBSIDIARIES
APPENDIX: NON-GAAP MEASURES (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)
Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts. The non-GAAP disclosure have limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Net Interest Margin, (TEY), Excluding PPP Loans & PPPLF Borrowings Yield on Interest Earning Assets, (TEY), Excluding PPP income
	Q4'2022	Q3'2022	Q2'2022	Q1'2022	Q4'2021
Net interest margin (TEY) (GAAP)	3.93%	4.01%	4.07%	3.89%	3.83%
Impact of PPP loans and PPPLF borrowings	(0.01)%	(0.02)%	(0.12)%	(0.07)%	(0.07)%
Net interest margin (TEY), excluding PPP loans and PPPLF borrowings	3.92%	3.99%	3.95%	3.82%	3.76%

Yield on interest earning assets, tax equivalent (GAAP)	5.88%	5.10%	4.65%	4.35%	4.28%
Impact of PPP loans	—%	(0.01)%	(0.11)%	(0.04)%	(0.05)%
Yield on interest earning assets (TEY), excluding PPP income	5.88%	5.09%	4.54%	4.31%	4.23%

	Allowance For Loan Losses to Loans, Net of Fees and Costs, Excluding PPP Loans and Loans at Fair Value
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Allowance for loan losses (GAAP)	$18,828	$18,974	$18,805	$18,826	$18,758

Loans, net of fees and costs (GAAP)	1,743,682	1,610,349	1,518,893	1,431,906	1,386,457
Less: PPP loans	(4,579)	(8,610)	(21,460)	(49,680)	(88,245)
Less: Loans fair valued	(14,502)	(14,702)	(16,212)	(17,375)	(17,558)
Loans, net of fees and costs, excluding loans at fair value and PPP loans (non-GAAP)	$1,724,601	$1,587,037	$1,481,221	$1,364,851	$1,280,654

Allowance for loan losses to loans, net of fees and costs (GAAP)	1.08%	1.18%	1.24%	1.31%	1.35%
Allowance for loan losses to loans, net of fees and costs, excluding PPP loans and loans at fair value (non-GAAP)	1.09%	1.20%	1.27%	1.38%	1.46%

	Tangible Common Equity Ratio Reconciliation - Corporation
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total stockholders' equity (GAAP)	$153,280	$151,161	$156,087	$157,684	$165,360
Less: Goodwill and intangible assets	(4,074)	(4,125)	(4,176)	(4,227)	(4,278)
Tangible common equity (non-GAAP)	149,206	147,036	151,911	153,457	161,082

Total assets (GAAP)	2,062,228	1,921,924	1,853,019	1,831,589	1,713,443
Less: Goodwill and intangible assets	(4,074)	(4,125)	(4,176)	(4,227)	(4,278)
Tangible assets (non-GAAP)	$2,058,154	$1,917,799	$1,848,843	$1,827,362	$1,709,165
Tangible common equity to tangible assets ratio - Corporation (non-GAAP)	7.25%	7.67%	8.22%	8.40%	9.42%

	Tangible Common Equity Ratio Reconciliation - Bank
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total stockholders' equity (GAAP)	$185,039	$188,386	$192,212	$194,347	$201,486
Less: Goodwill and intangible assets	(4,074)	(4,125)	(4,176)	(4,227)	(4,278)
Tangible common equity (non-GAAP)	180,965	184,261	188,036	190,120	197,208

Total assets (GAAP)	2,059,557	1,921,714	1,852,998	1,831,461	1,713,318
Less: Goodwill and intangible assets	(4,074)	(4,125)	(4,176)	(4,227)	(4,278)
Tangible assets (non-GAAP)	$2,055,483	$1,917,589	$1,848,822	$1,827,234	$1,709,040
Tangible common equity to tangible assets ratio - Bank (non-GAAP)	8.80%	9.61%	10.17%	10.40%	11.54%

	Tangible Book Value Reconciliation
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Book value per common share	$26.74	$25.86	$25.85	$25.73	$27.07
Less: Impact of goodwill /intangible assets	0.71	0.70	0.69	0.69	0.70
Tangible book value per common share	$26.03	$25.16	$25.16	$25.04	$26.37